Exhibit (10)MM

NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT
This Non-Competition, Non-Solicitation and Confidentiality Agreement (referred to as the “Agreement”), is made by and between Target Corporation, a Minnesota corporation, and Target Enterprise, Inc., a subsidiary of Target Corporation (“Target Enterprise”), their predecessors, successors, parents, subsidiaries, affiliates, joint venture partners, shareholders, officers, and divisions (collectively referred to as “Target”) and Tina Tyler, an employee of Target Enterprise (“Ms. Tyler”). Ms. Tyler and Target are collectively referred to as “the parties” throughout this Agreement.
WHEREAS, Ms. Tyler has been a key Target executive, and has therefore been granted access to Target’s critical confidential business information, been positioned as a prominent Target representative identified with its good will within the retail industry and corporate community, and developed strong relationships with other Target employees; and
WHEREAS, in order to protect Target’s critical confidential business information and good will from use for the benefit of its competitors and to protect its employees from solicitation, and in addition to any benefits or compensation she might otherwise receive from Target under any policy, program or agreement, Target wishes to provide Ms. Tyler with supplemental compensation in return for Ms. Tyler agreeing further not to compete with Target both during and after her employment, solicit Target employees, and disclose Target confidential information; and
WHEREAS, Ms. Tyler wishes to accept that supplemental compensation in return for her acceptance of the terms of this Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Target and Ms. Tyler agree as follows:

1.
Consideration. In exchange for entering into this Agreement, Target agrees to pay Ms. Tyler the total amount of Three Million Dollars ($3,000,000) (the “Consideration”). Target will pay this amount, less applicable withholdings as determined by Target, as follows: (1) in one increment of One Million Dollars ($1,000,000) paid on or about January 13, 2017, (2) in one increment of One Million Dollars ($1,000,000) paid on or about January 12, 2018, and (3) in one increment of One Million Dollars ($1,000,000) paid on or about January 11, 2019.

2.	Target Employment. Nothing in this Agreement alters the nature, status or termination of Ms. Tyler’s employment with Target.

3.
Ms. Tyler’s Covenant. In consideration of this Agreement, and in recognition of the facts that, as a result of her employment with Target, Ms. Tyler has had access to and gained knowledge of confidential and/or proprietary information or trade secrets pertaining to Target, has been identified with its good will within the retail industry and corporate community, has developed strong relationships with other Target employees whom Target wishes to retain, and that Target has expended time, resources and money to obtain or develop these protectable interests, all of which have significant value to Target, Ms. Tyler agrees for the benefit of Target, and as a material condition to her receipt of the consideration described in Paragraph 1, as follows:

a.
Non-Competition. Ms. Tyler will not, during her employment and for a period of three (3) years following the date of her termination from Target, perform services directly or indirectly (including as an employee, independent contractor, consultant, officer, director, or similar relationship), to Amazon.com, Inc.; Best Buy Co., Inc.; Costco Wholesale Corporation; CVS Health Corporation; Dollar General Corporation; The Gap, Inc.; The Home Depot, Inc.; J.C. Penney Company, Inc.; Kohl’s Corporation; The Kroger Co.; Lowe’s Companies; Macy’s, Inc.; Publix Super Markets, Inc.; Rite Aid Corporation; Safeway Inc.; Sears Holdings Corporation; Staples, Inc.; The TJX Companies, Inc.; Walgreens Boots Alliance, Inc.; and Wal-Mart Stores, Inc.; or any parent, subsidiary, division, or affiliate of any such company (examples of affiliates include entities under common control, joint venture partners and e-commerce affiliates) (“Competitive Entities”). Ms. Tyler expressly agrees that due to the nature of the confidential and/or proprietary information to which she has had access, and her position as a representative identified with the company’s good will while a Target employee, the three (3) year world-wide restriction on her ability to work for the Competitive Entities set forth above is reasonable and appropriate. Restrictions on Ms. Tyler’s ability to work for the entities set forth above may be modified or waived at any time at the discretion of Brian Cornell, or the then-acting Chief Executive Officer, in accordance with the procedure described in Paragraph 8.  Any such waiver or modification must be made in writing.

b.
Non-Solicitation. Ms. Tyler will not, during her employment and for a period of three (3) years following the date of her termination from Target, recruit, solicit or entice, directly or indirectly, for employment or performance of services, any employee of Target or any of its affiliated companies, unless Ms. Tyler has a written agreement signed by the Executive Vice President of Human Resources, in accordance with the procedure described in Paragraph 8, allowing Ms. Tyler to recruit persons named in that agreement.

c.	Confidentiality.

(i)	Ms.Tyler acknowledges and agrees that confidential information of Target and any of its affiliates is a valuable, special and unique asset. Such confidential information includes without limitation:

(A)	employee data and information (including, but not limited to, personnel decisions relating to employees and applicants), and

(B)
present, past and future strategies, plans, and proposals (including but not limited to, customer, marketing, merchandising, sourcing, store operations, technology, assets protection, distribution, benefits and compensation strategies, plans and proposals), and

(C)	financial information, and

(D)	present, past and future personnel and labor relations strategies, plans, practices, policies, training programs and goals.

(ii)
Ms.Tyler will not, during or after the date of her termination from Target, use or disclose or cause or permit to be used or disclosed any such information or any other information Target treats as confidential, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. For avoidance of doubt, nothing in this Agreement shall prohibit Ms. Tyler from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation; however, Ms. Tyler is not authorized to share communications covered and protected from disclosure by Target’s attorney-client privilege.

d.
Consultation and Cooperation. Following the date of her termination from Target, Target may request that Ms. Tyler consult or cooperate (including, without limitation, providing truthful information to Target or serving as a witness or testifying at Target’s request without subpoena), and Ms. Tyler agrees to be available at mutually agreeable times to perform such duties and provide such cooperation in connection with the various business and legal matters in which Ms. Tyler was involved or of which Ms. Tyler has knowledge as result of her employment with Target. In so consulting or cooperating, Ms. Tyler shall be reimbursed her reasonable out-of-pocket expenses.

e.	Remedies for Breach of These Covenants.

(i)
Ms.Tyler acknowledges that any breach of the covenants in Paragraph 3 will cause irreparable harm to Target for which money damages could not reasonably or adequately compensate Target. Accordingly, Target shall be entitled to seek all available forms of injunctive relief (whether temporary, preliminary, or permanent) to enforce the covenant, in addition to repayment of any consideration provided hereunder by Target to the date of breach, damages recoverable by law and all other available remedies. Ms. Tyler consents to the issuance of injunctive relief without the necessity of Target posting a bond or, if a court requires a bond to be posted, with a bond of no greater than Five Hundred Dollars ($500) in principal amount.

(ii)
In addition to any other remedies available to Target, in the event Ms. Tyler breaches any of her obligations under Paragraphs 3.a., b., c., or d. of this Agreement, then Target (A) will be relieved of all liability and obligation to make any further payments under this Agreement, and (B) may demand the return of any payments previously paid to Ms. Tyler under this Agreement.

4.
Extension of Covenants. Ms. Tyler agrees that if she violates any of the covenants in Paragraph 3, the restrictions therein shall be extended for the amount of time during which a court determines that she was in violation of that Paragraph.

5.	Enforceability. If any one or more of the provisions of this Agreement is held invalid, illegal, or unenforceable in any respect, such provision shall be severable, and the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby. If any restriction in this Agreement is deemed by a court to be overbroad, Ms. Tyler and Target expressly authorize the court to impose the broadest limitations permissible under the law.

6.
Assignment. The parties agree that the rights and obligations under this Agreement shall inure to and be binding on Target, and its successors and assigns, but the rights and obligations of Ms. Tyler under this Agreement are personal and may not be assigned to any other person or entity. However, if Ms. Tyler dies before all the Consideration is paid, the remaining Consideration will be paid to her estate.

7.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.
Amendment; Waivers. This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto. The execution of any such modification, amendment or waiver shall be in the sole discretion of an authorized officer of Target. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

9.
Entire Agreement. This Agreement embodies the entire agreement and understanding between Target and Ms. Tyler pertaining to the payment of the consideration described in Paragraph 1 hereof. For the sake of clarity, Target and Ms. Tyler have simultaneously executed an Income Continuance Agreement which contains parallel covenants. The Income Continuance Agreement is supported by independent consideration and is intended to operate separately and independently of this Agreement.

10.
Code Section 409A. For all purposes under Section 409A of the Internal Revenue Code (“Section 409A), each payment under this Agreement shall be treated as a separate payment. It is the intention of the parties that the January 13, 2017, payment be exempt from the requirements of Section 409A because it is a short term deferral under Treas. Reg. Sec. 1.409A-1(b)(4), and that the balance of the payments, are intended to comply both in form and operation with the requirements of Section 409A, and this Agreement will be construed and administered in a manner consistent with such intent. Target reserves the right to adopt such rules, regulations or procedures that are deemed necessary or appropriate to comply with the requirements of Section 409A. Any payments that are subject to the requirements of Section 409A may be accelerated or delayed only if and to the extent otherwise permitted under Section 409A.

11.
Reporting. Until all Consideration is paid pursuant to this Agreement, Ms. Tyler shall promptly inform Target of the name and business address of each business or person for which Ms. Tyler performs services, and shall provide a summary description of the nature and principal business locations of each such business or person. Ms. Tyler shall also provide her title, principal duties, address and phone number. Significant changes to employment, services, duties or location must be promptly reported. Such reports shall be provided to the Executive Vice President, Human Resources, in accordance with the procedure described in Paragraph 8.

12.	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota as interpreted by Minnesota state and federal courts.

13.
Jurisdiction. Any action or proceeding seeking to enforce or interpret any provision of, or based upon any right arising out of, this Agreement may be brought against any of the parties in the federal or state courts located in Minneapolis, Minnesota, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, and waives any objection to venue therein.

14.	Effective Date. This Agreement shall be effective on the earliest date it is executed by all parties hereto (the “Effective Date”).

15.	Authorization. Target affirms that this Agreement is duly authorized by all necessary parties.

Dated: January 19, 2016	/s/ Tina Tyler TINA TYLER
Dated: January 27, 2016	TARGET CORPORATION By: /s/ Jodee Kozlak Its: CHRO
Dated: January 27, 2016	TARGET ENTERPRISE, INC. By: /s/ Jodee Kozlak Its: CHRO